EXHIBIT 8(h)(v)
AMENDMENT NO. 3 TO PARTICIPATION AGREEMENT
Among
PREMIER VIT,
ALLIANZ GLOBAL INVESTORS DISTRIBUTORS LLC,
(Successor in interest to OCC Distributors)
And
AVIVA LIFE AND ANNUITY COMPANY
(Successor in interest to Indianapolis Life Insurance Company)
     The Participation Agreement, made and entered into September 5, 1995 by and among AVIVA LIFE AND ANNUITY COMPANY (successor in interest to Indianapolis Life Insurance Company), a stock life insurance company organized under the laws of Iowa, on its own behalf and on behalf of each separate account named in the attached Schedule 1, PREMIER VIT (formerly known as PIMCO Advisors VIT), an open-end diversified management investment company organized under the laws of Massachusetts, and ALLIANZ GLOBAL INVESTORS DISTRIBUTORS LLC (successor in interest to OCC Distributors), a Delaware limited liability company, is hereby further amended effective as of October, 2008:
     Whereas, the Agreement was amended by Amendment No. 2 to Participation Agreement effective as of June 30, 2003 to substitute ILICO for IL Annuity and Insurance Company as a result of the merger of IL Annuity and Insurance Company into ILICO effective on June 30, 2003; and
     Whereas, in connection with the merger of IL Annuity and Insurance Company into ILICO, the separate account serving as an investment vehicle for individual deferred variable annuity contracts issued by IL Annuity and Insurance Company changed its name from IL Annuity and Insurance Co. Separate Account 1 to ILICO Separate Account 1 and became subject to the laws of the State of Indiana;
     Whereas, Indianapolis Life Insurance Company will merge with and into Aviva Life and Annuity Company (“ALAC”) effective October 1, 2008, with ALAC as the surviving corporate entity; and
     Whereas, in connection with the merger of ILICO into ALAC, ILICO Separate Account 1 will change its name to ALAC Separate Account 1 and become subject to the laws of the State of Iowa;
     Now, therefore, the Agreement as previously amended is hereby further amended by ALAC, Premier VIT, and ALLIANZ GLOBAL INVESTORS LLC as follows:
     1. All references to Indianapolis Life Insurance Company are hereby changed to “Aviva Life and Annuity Company” to reflect the statutory merger of Indianapolis Life Insurance Company with and into Aviva Life and Annuity Company.

     2. All references to ILICO Separate Account 1 are hereby changed to “ALAC Separate Account 1” to reflect the name change of the separate account in connection with the merger of ILICO with and into ALAC.
     3. All references to PIMCO Advisors VIT are hereby changed to “Premier VIT” to reflect the name change of the Fund.
     4. Article XI is hereby deleted in its entirety and replaced with the following Article XI:
Article XI
Notices
     Any notice shall be deemed duly given only if sent by hand, evidenced by written receipt or by certified mail, return receipt requested, to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party. All notices shall be deemed given three business days after the date received or rejected by the addressee.
If to the Fund:
Mr. Brian Shlissel
President
Premier VIT
1345 Avenue of the Americas
New York, NY 10105
If to the Company:
President
Aviva Life and Annuity Company
699 Walnut Street, Suite 1700
Des Moines, IA 50309
and
Ameritas Life Insurance Corp.
5900 O Street
Lincoln, Nebraska 68510
Attention: Norma Houfek
If to the Underwriter:
Mr. John Carroll
Executive Vice President
Allianz Global Investors Distributors LLC
1345 Avenue of the Americas
New York, NY 10105

     5. Schedule 1 is hereby deleted and replaced by the attached Schedule 1.
     6. Schedule 2 is hereby deleted and replaced by the attached Schedule 2.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to the Participation Agreement to be executed in its name and behalf by its duly authorized representative as of      , 2008.

Company:

AVIVA LIFE AND ANNUITY COMPANY

By:	/s/ Michael H. Miller

Name:	Michael H. Miller
Title:	Secretary

Fund:

PREMIER VIT

By:	/s/ Brian Shlissel

Name:	Brian Shlissel
Title:	President/CEO

Underwriter:

ALLIANZ GLOBAL INVESTORS DISTRIBUTORS LLC

By:	/s/ Andrew Meyers

Name:	Andrew Meyers
Title:	Managing Director

Schedule 1
The following separate accounts of Aviva Life and Annuity Company are permitted in accordance with the provisions of this Amendment to the Participation Agreement to invest in Portfolios of the Fund shown in Schedule 2:
ALAC Separate Account 1

Schedule 2
The separate account(s) shown on Schedule 1 may invest in the following Portfolios of Premier VIT:
OpCap Managed Portfolio
OpCap Small Cap Portfolio

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